CUSIP NO. 67081P 10 5	FORM 4	EXHIBIT 1

Pursuant to General Instruction 4(b)(v) to Form 4, the following additional reporting persons are covered by this joint filing:

WILLARD J. VAN SINGEL TRUST

WILLARD J. VAN SINGEL 2008 GRANTOR RETAINED ANNUITY TRUST

VAN SINGEL HOLDINGS, LLC

Gordon J. Van Singel

John A. Van Singel

Designated Filer:	Willard J. Van Singel Trust

Issuer and Ticker Symbol:	O.A.K. Financial Corporation [OKFC]

Date of Event Requiring Statement:	May 11, 2007